EXHIBIT 10.2

                                  ORRSTOWN BANK
                          SALARY CONTINUATION AGREEMENT

     THIS AGREEMENT is made this lst day of October 1998, by and between ORRSTOWN BANK, a Pennsylvania corporation located in Orrstown, Pennsylvania (the "Company") and Kenneth R. Shoemaker (the "Executive").

                                  INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

     The Executive and the Company agree as follows:

                                    Article 1
                                   Definitions

     1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1.1 "Change of Control" shall mean any of the following:

          (A) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding securities or announces a tender offer or exchange offer for securities of the Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding securities; or

          (B) the liquidation or dissolution of the Corporation or the Company or the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of the Corporation or the Company to an entity which is not a direct or indirect subsidiary of the Corporation; or

          (C) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock ("Common Stock") would be converted into cash, securities or other property, unless, in case of either (a) or (b) the holders of Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

          (D) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation, or similar transaction of the Corporation, or before any connected series of such transactions, if, upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease, to constitute a majority of the Board of Directors of the Corporation or, in a case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

          (E) any other event which is at any time designated as a "Change of Control" for purposes of this Agreement by a resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change of Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of Executive.

          Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation or the Company providing for any of the transactions or events constituting a Change of Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and
     (ii) Executive's employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change of Control event shall be deemed to have occurred as a result of the execution of such agreement.

     1.1.2 "Code" means the Internal Revenue Code of 1986, as amended.

     1.1.3 "Corporation" means 0rrstown Financial Services, Inc.

     1.1.4 "Disability" means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate

     1.1.5 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, disability, termination for cause or following a change of control.

     1.1.6 "Early Termination Date" means the month, day and year which early termination occurs.

     1.1.7 "Norma1 Retirement Age" means the Executive's 62nd birthday.

     1.1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

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     1.1.9 "Plan Year" means a twelve-month period commencing on October 1 and ending on September 30 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

     1.1.0 "Termination for Cause" See Section 5.2.

     1.1.11 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

                                    Article 2
                                Lifetime Benefits

     2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

     2.1.1 Amount of Benefit. The annual Normal Retirement Benefit under this section 2.1 is $80,000 (eighty thousand dollars). The Company may increase the annual benefit under this Section 2.1 at the sole and absolute discretion of the Company's Board of Directors. Any increase in the annual benefit shall require the recalculation of all the amounts on Schedule A attached hereto. The annual benefit amounts on Schedule A are calculated by amortizing the annual normal retirement benefit using the interest method of accounting, a 7.50% discount rate, monthly compounding and monthly payments.

     2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 179 additional months.

     2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit.

     2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

     2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date.

     2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Age and continuing for 179 additional months.

     2.2.3 Benefit Increases. Benefit payments may be increased as provided in
Section 2.1.3.

     2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this section 2.3 in lieu of any other benefit under this Agreement.

     2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs.

     2.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 12 equal monthly installments commencing within 90 days after the date of the Executive's Termination of Employment and continuing for 179 additional months.

     2.3.3 Benefit Increases. Benefit payments may be increased as provided in
Section 2.1.3.

     2.4 Change of Control Benefit. If the Executive is in the active service of the Company at the time of a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

     2.4.1 Amount of Benefit. The annual benefit under this Section 2.4 is the Normal Retirement Benefit described in Section 2.1.1.

     2.4.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 179 additional months.

     2.4.3 Benefit Increases. Benefit payments may be increased as provided in
Section 2.1.3

                                    Article 3
                                 Death Benefits

     3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3. 1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

     3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit described Section 2.1.1.

     3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's death and continuing for 179 additional months.

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     3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the sameamounts they would have been paid to the Executive had the Executive survived.

     3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive's beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived; however, said benefit payments will commence upon the Executive's death.

                                    Article 4
                                  Beneficiaries

     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall made to the Executive's estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian , legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 5
                               General Limitations

     Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

     5.1 Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

     5.2 Termination for Cause. If the Company terminates the Executive's employment for:

     5.2.1 Gross negligence or gross neglect of duties;

     5.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

     5.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

     5.3 Competition After Termination of Employment. If the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius of the main office of the Company at the comer of King and Penn Streets), which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive's employment or his retirement. This section shall not apply following a Change of Control.

     5.4 Suicide or Misstatement. If the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    Article 6
                          Claims and Review Procedures

     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety
(90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

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                                    Article 7
                           Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    Article 8
                                  Miscellaneous

     8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.


     8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     8.7 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

     8.9.1 Interpreting the provisions of the Agreement;

     8.9.2 Establishing and revising the method of accounting for the Agreement;

     8.9.3 Maintaining a record of benefit payments; and

     8.9.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement,


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     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                                   COMPANY:
                                             ORRSTOWN BANK

_____________________________                By _______________________________
Kenneth R. Shoemaker
                                             Title ____________________________

     By execution hereof, Orrstown Financial Services, Inc. consents to and agrees to be bound by the terms and condition of this Agreement.



ATTEST:                                       CORPORATION:
                                              ORRSTOWN FINANCIAL SERVICES, INC.

_____________________________                 By ______________________________

                                              Title ___________________________


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